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                                                                     Exhibit 8.2

             [FORM OF CLIFFORD CHANCE ROGERS & WELLS LLP LETTERHEAD]





August 28, 2002

Companhia Brasileira de Bebidas
Avenida Maria Coelho Aguiar
215, Bloco F, 6(degree) andar
05804 Sao Paulo, SP
Brazil

Re: Companhia de Bebidas das Americas - AmBev ("AmBev")/Companhia Brasileira de Bebidas ("CBB") Registration Statement on Form F-4

Dear Sirs:

         We have acted as special United States counsel for Companhia Brasileira de Bebidas ("Issuer") and Companhia de Bebidas das Americas - AmBev ("Guarantor") in connection with the preparation of the above-captioned Registration Statement, as amended (the "Registration Statement"), and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Issuer proposes to exchange up to U.S.$500,000,000 aggregate principal amount of its 10 1/2% Notes due December 2011 (the "New Notes") for a like principal amount of its 10 1/2% Notes due December 2011 issued on December 19, 2001 (the "Existing Notes"), pursuant to the Indenture of even date therewith (as modified, amended or supplemented from time to time, the "Indenture") by and among Issuer, The Bank of New York, as Trustee (in such capacity, the "Trustee") and Deutsche Bank Luxembourg S.A., as paying agent in Luxembourg. The Issuer's obligations under the Indenture are guaranteed by the Guarantor pursuant to a guaranty dated December 19, 2001 between the Guarantor and the Trustee (the "Guaranty").

         In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion.

         In addition, we have examined the Registration Statement, filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         As to questions of fact material to this opinion, we have, with your approval, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

         The opinions set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated by the Treasury Department, published administrative announcements and rulings of the Internal Revenue Service and court decisions, all as of the date of this letter.

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Companhia Brasileira de Bebidas                                           Page 2


         Based on and subject to the foregoing, and such examinations of law as we have deemed necessary, it is our opinion that no gain or loss will be realized for U.S. federal income tax purposes upon an exchange of the Existing Notes for the New Notes pursuant to the Exchange Offer, because the Existing Notes will be exchanged for property that does not differ materially either in kind or extent from the Existing Notes. A U.S. Holder will have the same basis and holding period in the New Notes that it had in the Existing Notes immediately prior to the exchange.

         The opinions set forth in this letter represent our conclusions as to the application of Federal income tax law existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.

         The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. The opinions set forth herein are as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereinafter be brought to our attention. The opinions set forth herein may not be relied on by any person or entity other than you without our prior written consent.

Very truly yours,



CLIFFORD CHANCE ROGERS & WELLS LLP